Exhibit (a)(1)(E)
Confirmation E-mail/Letter to Employees who Elect to Participate in the Exchange Program
Subject: Confirmation of Election to Participate in Option Exchange Program

Dear [Employee Name],
NetApp has received your Election Form dated [DATE], by which you elected to have some or all of your outstanding options cancelled in exchange for Restricted Stock Units (RSUs), as follows:

Elect to
Original	Option	Exercise	Options		Exchange	Exchange
Grant	Grant	Price Per	Eligible for		for RSUs	Eligible
Date	Number	Share	Exchange	New RSUs	or Cash	Options?

If you change your mind, you may withdraw your election by submitting a new election through the offer website at https://netapp-exchange.equitybenefits.com and electing “No” to retain your eligible options rather than “Yes” to exchange your eligible options. You also may withdraw your election by submitting a properly signed and completed Withdrawal Form by facsimile or e-mail (via PDF or similar imaged document file) by 9:00 p.m., U.S. Pacific Time, on June 19, 2009, to:
Name: NetApp Exchange Team
Fax: (408) 716-2633
Email: optexch@netapp.com
Only responses that are complete and actually received by NetApp via the offer website, facsimile or e-mail by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice mail or U.S. mail (or other post) or express mail, are not permitted. If you have questions, please direct them to optexch@netapp.com.
Please note that our receipt of your Election Form is not by itself an acceptance of the options for exchange. For purposes of the offer, NetApp will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn when NetApp gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. NetApp’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the offer period.
This notice does not constitute the Offer to Exchange. The full terms of the offer are described in (1) the Offer to Exchange; (2) the Election Form; and (3) the Withdrawal Form. You may access these documents on the NetApp intranet at http://finance-web.netapp.com/stock/stock-option-exchange_09.html or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Confirmation E-mail/Letter to Employees who Decline Participation in the Exchange Program
Subject: Confirmation of Election to Not Participate in Option Exchange Program
Dear [Employee Name],
NetApp has received your Election Form dated [     ], by which you rejected NetApp’s offer to exchange some or all of your eligible outstanding options for Restricted Stock Units (RSUs), as follows:

Elect to
Original	Option	Exercise	Options		Exchange	Exchange
Grant	Grant	Price Per	Eligible for	New	for RSUs	Eligible
Date	Number	Share	Exchange	RSUs	or Cash	Options?

If you change your mind and decide you would like to participate in the offer , you may submit a new election through the offer website at https://netapp-exchange.equitybenefits.com and elect “Yes” to exchange your eligible options rather than “No” to retain your eligible options. You also may make an election by submitting a properly signed and completed Election Form by facsimile or e-mail (via PDF or similar imaged document file) by 9:00 p.m., U.S. Pacific Time, on June 19, 2009, to:
Name: NetApp Exchange Team
Fax: (408) 716-2633
Email: optexch@netapp.com
Only responses that are complete and actually received by the Company via the offer website, facsimile or e-mail by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice mail or U.S. mail (or other post) or express mail, are not permitted. If you have questions, please direct them to optexch@netapp.com.
This notice does not constitute the Offer to Exchange. The full terms of the offer are described in (1) the Offer to Exchange; (2) the Election Form; and (3) the Withdrawal Form. You may access these documents on the NetApp intranet at http://finance-web.netapp.com/stock/stock-option-exchange_09.html or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.